Exhibit 99.1

Contacts: Kevin Boone, Investor Relations 904-359-1090 Bryan Tucker, Corporate Communications 855-955-6397

CSX Corporation Announces Board Changes

JACKSONVILLE, Fla. – October 5, 2018 CSX Transportation (NASDAQ: CSX) today announced that Edward J. Kelly, III has advised CSX’s Board of Directors that he will retire from the Board in January 2019, following the release of CSX’s fourth quarter earnings. Mr. Kelly has served on the Board for more than 16 years, including ten years as either Presiding Director or Chairman. The Board has elected John J. Zillmer as Chairman, effective upon Mr. Kelly’s retirement.

James M. Foote, President and Chief Executive Officer, said “on behalf of the Board and all CSX employees, I would like to thank Ned for his extraordinary leadership, dedication and contributions to CSX. His stalwart service to CSX has guided us with exceptional skill through many turbulent moments.”

Paul C. Hilal, Vice Chairman of the Board, said “Particularly over these past two unprecedented years, Ned’s leadership has been principled, judicious, and no less than extraordinarily consequential. We are indebted for his stepping up to extend his service through this critical period, and will miss him.”

Mr. Kelly said, “It has been an honor and privilege to be a part of the CSX board of directors and have the opportunity to serve this great company, its employees and stockholders. CSX has made great progress under the leadership of Jim and his management team, as they continue to pursue the vision and execute the plan established by the late Hunter Harrison.”

Mr. Kelly continued, “I am also delighted that the Board has elected John Zillmer to succeed me as Chairman. I have worked closely with John and have great respect for his experience and judgment.”

Mr. Zillmer said, “I appreciate the confidence the Board has placed in me and look forward to continuing to work with Jim and his team as they continue to drive performance at CSX.”

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

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